Exhibit 99.1

HOVNANIAN ENTERPRISES, INC.	News Release

Contact:	J. Larry Sorsby	Jeffrey T. O’Keefe
	Executive Vice President & CFO	Vice President of Investor Relations
	732-747-7800	732-747-7800

HOVNANIAN ENTERPRISES’ PRESENTATION AT THE J.P. MORGAN GLOBAL HIGH YIELD

AND LEVERGED FINANCE CONFERENCE TO BE WEBCAST LIVE

PROVIDES COMMENTS ON FISCAL 2014 FIRST QUARTER

RED BANK, NJ, February 24, 2014 -- Hovnanian Enterprises, Inc. (NYSE: HOV), a leading national homebuilder, announced that senior management will be presenting at the J.P. Morgan Global High Yield and Leveraged Finance Conference on Tuesday, February 25, 2014 at 9:40 a.m. ET, and is providing comments on its fiscal 2014 first quarter in connection with its presentation. The meeting may include a discussion of market conditions, business outlook and comments on the Company’s fiscal 2014 first quarter.

As indicated by last week’s reported declines in the NAHB Sentiment Index and U.S. housing starts, the homebuilding industry’s recovery has been weaker than expected during the past few months. Similar to what other homebuilders have recently reported, Hovnanian’s net contracts per community during the first quarter of fiscal 2014 have decreased from the level reported during the first quarter of fiscal 2013.

Hovnanian expects to report increases in gross margin, backlog and revenue for the first quarter of fiscal 2014 compared to last year’s first quarter, however the revenue increase was meaningfully lower than it had anticipated. During the first quarter, a slower sales pace, poor weather conditions and certain labor and material shortages in some markets that extended construction cycle times, among other factors, adversely impacted home deliveries. As a result of the Company’s lower than expected revenue growth, the Company now expects to report a pre-tax loss for its fiscal 2014 first quarter that is slightly greater than the pre-tax loss reported for the first quarter of the previous year. Hovnanian’s first quarter has always been the slowest seasonal period and the Company expects to report stronger results as the year progresses.

The J.P. Morgan Global High Yield and Leveraged Finance Conference presentation will be webcast live through the “Investor Relations” section of Hovnanian Enterprises’ website at http://www.khov.com. It is suggested that participants access the webcast event page at least five minutes before the live event. For those who are not available to listen to the live webcast, an archive of the broadcast will be available under the “Audio Archives” section of the “Investor Relations” page on the Hovnanian website at http://www.khov.com.

As previously announced, Hovnanian Enterprises expects to hold its regularly scheduled fiscal 2014 first quarter financial results conference call on March 5, 2014.

About Hovnanian Enterprises®

Hovnanian Enterprises, Inc., founded in 1959 by Kevork S. Hovnanian, is headquartered in Red Bank, New Jersey. The Company is one of the nation’s largest homebuilders with operations in Arizona, California, Delaware, Florida, Georgia, Illinois, Maryland, Minnesota, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Texas, Virginia, Washington, D.C. and West Virginia. The Company’s homes are marketed and sold under the trade names K. Hovnanian® Homes®, Brighton Homes®, Parkwood Builders, Town & Country Homes and Oster Homes. As the developer of K. Hovnanian’s® Four Seasons communities, the Company is also one of the nation’s largest builders of active adult homes.

Additional information on Hovnanian Enterprises, Inc., including a summary investment profile and the Company’s 2013 annual report, can be accessed through the “Investor Relations” section of the Hovnanian Enterprises’ website at http://www.khov.com. To be added to Hovnanian's investor e-mail or fax lists, please send an e-mail to IR@khov.com or sign up at http://www.khov.com.

FORWARD-LOOKING STATEMENTS

All statements in this press release that are not historical facts should be considered as “forward-looking statements.” Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Although we believe that our plans, intentions and expectations reflected in, or suggested by, such forward looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. Such risks, uncertainties and other factors include, but are not limited to, (1) changes in general and local economic, industry and business conditions and impacts of the sustained homebuilding downturn, (2) adverse weather and other environmental conditions and natural disasters, (3) changes in market conditions and seasonality of the Company’s business, (4) changes in home prices and sales activity in the markets where the Company builds homes, (5) government regulation, including regulations concerning development of land, the home building, sales and customer financing processes, tax laws, and the environment, (6) fluctuations in interest rates and the availability of mortgage financing, (7) shortages in, and price fluctuations of, raw materials and labor, (8) the availability and cost of suitable land and improved lots, (9) levels of competition, (10) availability of financing to the Company, (11) utility shortages and outages or rate fluctuations, (12) levels of indebtedness and restrictions on the Company’s operations and activities imposed by the agreements governing the Company’s outstanding indebtedness, (13) the Company's sources of liquidity, (14) changes in credit ratings, (15) availability of net operating loss carryforwards, (16) operations through joint ventures with third parties, (17) product liability litigation, warranty claims and claims by mortgage investors, (18) successful identification and integration of acquisitions, (19) significant influence of the Company’s controlling stockholders, (20) changes in tax laws affecting the after-tax costs of owning a home, (21) geopolitical risks, terrorist acts and other acts of war, and (22) other factors described in detail in the Company’s Annual Report on Form 10-K for the year ended October 31, 2013. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

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